UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

CRYO-CELL INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

David I. Portnoy

Visual Investment Corp.

PartnerCommunity, Inc.

Jamie H. Zidell

Mayim Investment Limited Partnership

David W. Ruttenberg

Lynne Portnoy

Gilbert Portnoy

Mark L. Portnoy

Capital Asset Fund Limited Partnership

George Gaines

Scott D. Martin

Steven Berkowitz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 13, 2007

Dear Fellow Cryo-Cell Shareholders,

We are major shareholders of Cryo-Cell who are dismayed by its continuing losses and dismal stock performance, while the current Board of Directors rewards the company’s executives with lucrative pay packages year after year. We are not alone. According to a recent article in CCEL’s hometown newspaper, the St. Petersburg Times, other CCEL shareholders are angry as well.

You have a clear choice: more of the same or change for the better. You can help institute change by voting for our slate of nominees for the Board of Directors of Cryo-Cell at the shareholder meeting on July 16, 2007.

We are not in this stock for a quick profit. We have owned some of our shares for almost 3 years and believe that the company has a promising future; however, it needs leadership committed to creating value for shareholders.

If you are NOT SATISFIED with the current stock price of CCEL, vote for our slate on the GOLD card. If you are tired of promises and statements about the bright future that CCEL has and you would prefer results, vote for our slate on the GOLD card (even if you have already voted the company’s white card, you are allowed to vote again on our GOLD card and only the vote bearing the latest date will count).

The financial performance of CCEL over the last several years has been rapidly deteriorating. It is difficult to see how management can point to its performance or experience with pride in light of the following:

•	Increasing Losses: CCEL’s operating income plunged from $3.2 million in 2004 to a loss of $3.0 in 2006 – a negative swing of $6.2 million.

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Skyrocketing Expenses: Marketing, general and administrative expenses increased by 106% from $6.3 million to $13.0 million. These incremental expenditures generated little, if any, growth in the annual number of new enrollees.

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Falling Stock Price: From the date of the execution of Mercedes Walton’s employment contract on August 15, 2005, the stock price of CCEL has fallen 29%, from $3.05 to $2.16, on June 7, 2007, without the payment of any dividends.

During this period, the Board of Directors approved compensation increases each year for Mercedes Walton, the company’s CEO, as well as an increase in compensation for themselves. The Board also has granted her options to purchase shares, which, if exercised, would approximate 8% of the outstanding shares. How much did YOU make from your CCEL investment over this time period???

On top of this, we are both concerned and astonished that the current Board has not investigated or even responded to a letter that David Portnoy sent to the non-management directors of CCEL on February 20, 2007, stating that he had received unsolicited, unsubstantiated, but nevertheless troubling information from individuals purporting to be prior employees of CCEL. If you had a fiduciary responsibility to safeguard the interests of the company and its shareholders, would you have disregarded a letter like that? Neither would we.

To: Cryo-Cell International Shareholders

June 13, 2007

Furthermore, if the pattern of increasing losses and excessive option issuances continues, we fear for the future value of our investment.

IF ELECTED, we will undertake the following actions:

•	Dramatically reduce general and administrative expenses;

•	Redirect marketing resources toward the doctors’ offices;

•	Consider a share repurchase program as well as all other alternatives to increase shareholder value; and

•	Cut the Directors’ fees by a full 50%.

EACH OF OUR NOMINEES IS HONEST, EXPERIENCED AND HIGHLY MOTIVATED TO ENHANCE SHAREHOLDER VALUE. WE HAVE EXPERTISE IN THE FIELDS OF FINANCE, MARKETING AND MANAGEMENT, MEDICINE, AND INFORMATION TECHNOLOGY.

YOU CAN MAKE A DIFFERENCE BY VOTING THE ENCLOSED GOLD CARD.

Thank you for your attention and cooperation. If you have any questions or need any assistance voting your shares, please contact our proxy solicitor, The Altman Group toll-free at (800) 398-1272.

Sincerely yours,

David I. Portnoy, on behalf of the Slate members and the Participants as defined in the attached proxy

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If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed GOLD proxy voting form. Alternatively, you may be able to vote by Internet or phone by following the instructions on the attached card. If you have any questions or need any assistance voting your shares, please contact our proxy solicitor, The Altman Group toll-free at
(800) 398-1272.

•

Please do not send back any white proxy card you receive, even to vote against the management nominees. Doing so will cancel any prior vote you cast on the GOLD card. Please return only the GOLD proxy card.

Even if you have already returned a white proxy card, you have every right to change your vote. You can still support our nominees by returning the enclosed GOLD proxy card. Only your latest dated proxy card will count.